SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS  FILED PURSUANT TO RULES 13d-1 (b), (c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No._______)*


                                   E-Loan Inc.
                                ----------------
                                (Name of Issuer)



                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)



                                    26861P107
                                 --------------
                                 (CUSIP Number)



                                December 31, 1999
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]   Rule 13d-1(b)

     [ ]   Rule 13d-1(c)

     [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 20 Pages
                      Exhibit Index Contained on Page 18

CUSIP NO. 26861P107                                           PAGE 2 OF 20 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Benchmark Capital Partners II, L.P. ("BCP II")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    7,535,580  shares,  except that BCMC II, the general partner
     NUMBER OF      of BCP II,  may be deemed to have sole  power to vote  these
      SHARES        shares,  and David M. Beirne  ("Beirne"),  Bruce W. Dunlevie
    BENEFICIALLY    ("Dunlevie"),  J. William Gurley ("Gurley"), Kevin R. Harvey
     OWNED BY       ("Harvey"),  Robert C. Kagle  ("Kagle"),  Andrew S. Rachleff
       EACH         ("Rachleff")  and  Steven  M.  Spurlock  ("Spurlock"),   the
     REPORTING      members  of BCMC II, may be deemed to have  shared  power to
      PERSON        vote these shares.
       WITH         ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    7,535,580  shares,  except that BCMC II, the general partner of BCP II,  may be deemed to have sole  power to  dispose of these shares, and Beirne,  Dunlevie,  Gurley, Harvey, Kagle,
                    Rachleff and Spurlock, the members of BCMC II, may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   7,535,580
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   18.06%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

CUSIP NO. 26861P107                                           PAGE 3 OF 20 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Benchmark Founders' Fund II, L.P. ("BFF II")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    892,212 shares,  except that BCMC II, the general partner of
     NUMBER OF      BCP II,  may be  deemed  to have  sole  power to vote  these
      SHARES        shares,  and  Beirne,   Dunlevie,   Gurley,  Harvey,  Kagle,
    BENEFICIALLY    Rachleff and Spurlock, the members of BCMC II, may be deemed
     OWNED BY       to have shared power to vote these shares.
       EACH         ------------------------------------------------------------
     REPORTING   6  SHARED VOTING POWER
      PERSON        See response to row 5.
       WITH         ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    892,212 shares,  except that BCMC II, the general partner of
                    BCP II, may be deemed to have sole power to dispose of these
                    shares,  and  Beirne,   Dunlevie,   Gurley,  Harvey,  Kagle,
                    Rachleff and Spurlock, the members of BCMC II, may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   892,212
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   2.14%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

CUSIP NO. 26861P107                                           PAGE 4 OF 20 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Benchmark Founders' Fund II-A, L.P. ("BFF II-A")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    473,232 shares,  except that BCMC II, the general partner of
     NUMBER OF      BCP II,  may be  deemed  to have  sole  power to vote  these
      SHARES        shares,  and  Beirne,   Dunlevie,   Gurley,  Harvey,  Kagle,
    BENEFICIALLY    Rachleff and Spurlock, the members of BCMC II, may be deemed
     OWNED BY       to have shared power to vote these shares.
       EACH         ------------------------------------------------------------
     REPORTING   6  SHARED VOTING POWER
      PERSON        See response to row 5.
       WITH         ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    473,232 shares,  except that BCMC II, the general partner of
                    BCP II, may be deemed to have sole power to dispose of these
                    shares,  and  Beirne,   Dunlevie,   Gurley,  Harvey,  Kagle,
                    Rachleff and Spurlock, the members of BCMC II, may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   473,232
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   1.13%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

CUSIP NO. 26861P107                                           PAGE 5 OF 20 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Benchmark Members Fund II, L.P. ("BMF II")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    126,600 shares,  except that BCMC II, the general partner of
     NUMBER OF      BCP II,  may be  deemed  to have  sole  power to vote  these
      SHARES        shares,  and  Beirne,   Dunlevie,   Gurley,  Harvey,  Kagle,
    BENEFICIALLY    Rachleff and Spurlock, the members of BCMC II, may be deemed
     OWNED BY       to have shared power to vote these shares.
       EACH         ------------------------------------------------------------
     REPORTING   6  SHARED VOTING POWER
      PERSON        See response to row 5.
       WITH         ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    126,600 shares,  except that BCMC II, the general partner of
                    BCP II, may be deemed to have sole power to dispose of these
                    shares,  and  Beirne,   Dunlevie,   Gurley,  Harvey,  Kagle,
                    Rachleff and Spurlock, the members of BCMC II, may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   126,600
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.30%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

CUSIP NO. 26861P107                                           PAGE 6 OF 20 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Benchmark Capital Management Co. II, L.L.C. ("BCMC II")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    9,027,624  shares,  of which 7,535,580 are directly owned by
     NUMBER OF      BCP II,  892,212 are directly  owned by BFF II,  473,232 are
      SHARES        directly  owned by BFF II-A and 126,600  shares are directly
    BENEFICIALLY    owned by BMF II. BCMC II, the general partner of BCP II, BFF
     OWNED BY       II, BFF II-A and BMF II, may be deemed to have sole power to
       EACH         vote these shares,  and Beirne,  Dunlevie,  Gurley,  Harvey,
     REPORTING      Kagle, Rachleff and Spurlock, the members of BCMC II, may be
      PERSON        deemed to have shared power to vote these shares.
       WITH         ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    9,027,624  shares,  of which 7,535,580 are directly owned by
                    BCP II,  892,212 are directly  owned by BFF II,  473,232 are directly  owned by BFF II-A and 126,600  shares are directly owned by BMF II. BCMC II, the general partner of BCP II, BFF
                    II, BFF II-A and BMF II, may be deemed to have sole power to dispose  of these  shares,  and  Beirne,  Dunlevie,  Gurley,
                    Harvey,  Kagle,  Rachleff and Spurlock,  the members of BCMC
                    II, may be deemed to have  shared  power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   9,027,624
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   21.64%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO
   -----------------------------------------------------------------------------

CUSIP NO. 26861P107                                           PAGE 7 OF 20 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   David M. Beirne ("Beirne")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
     NUMBER OF      3,910 shares
      SHARES        ------------------------------------------------------------
    BENEFICIALLY 6  SHARED VOTING POWER
     OWNED BY       9,027,624  shares,  of which 7,535,580 are directly owned by
       EACH         BCP II,  892,212 are directly  owned by BFF II,  473,232 are
     REPORTING      directly  owned by BFF II-A and 126,600  shares are directly
      PERSON        owned by BMF II.  Beirne is a member of BCMC II, the general
       WITH         partner  of BCP II,  BFF II, BFF II-A and BMF II, and may be deemed to have shared power to vote these
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    3,910 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    9,027,624  shares,  of which 7,535,580 are directly owned by
                    BCP II,  892,212 are directly  owned by BFF II,  473,232 are directly  owned by BFF II-A and 126,600  shares are directly owned by BMF II.  Beirne is a member of BCMC II, the general partner  of BCP II,  BFF II, BFF II-A and BMF II, and may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   9,031,534
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   21.65%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

CUSIP NO. 26861P107                                           PAGE 8 OF 20 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Bruce W. Dunlevie ("Dunlevie")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
     NUMBER OF      3,910 shares
      SHARES        ------------------------------------------------------------
    BENEFICIALLY 6  SHARED VOTING POWER
     OWNED BY       9,027,624  shares,  of which 7,535,580 are directly owned by
       EACH         BCP II,  892,212 are directly  owned by BFF II,  473,232 are
     REPORTING      directly  owned by BFF II-A and 126,600  shares are directly
      PERSON        owned  by BMF II.  Dunlevie  is a  member  of BCMC  II,  the
       WITH         general  partner of BCP II, BFF II, BFF II-A and BMF II, and may be deemed to have shared power to vote these
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    3,910 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    9,027,624  shares,  of which 7,535,580 are directly owned by
                    BCP II,  892,212 are directly  owned by BFF II,  473,232 are directly  owned by BFF II-A and 126,600  shares are directly owned  by BMF II.  Dunlevie  is a  member  of BCMC  II,  the general  partner of BCP II, BFF II, BFF II-A and BMF II, and may be  deemed  to have  shared  power to  dispose  of these shares.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   9,031,534
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   21.65%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

CUSIP NO. 26861P107                                           PAGE 9 OF 20 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   J. William Gurley ("Gurley")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
     NUMBER OF      3,910 shares
      SHARES        ------------------------------------------------------------
    BENEFICIALLY 6  SHARED VOTING POWER
     OWNED BY       9,027,624  shares,  of which 7,535,580 are directly owned by
       EACH         BCP II,  892,212 are directly  owned by BFF II,  473,232 are
     REPORTING      directly  owned by BFF II-A and 126,600  shares are directly
      PERSON        owned  by  BMF II.  Gurley  is a  member  of  BCMC  II,  the
       WITH         general  partner of BCP II, BFF II, BFF II-A and BMF II, and may be deemed to have shared power to vote these
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    3,910 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    9,027,624  shares,  of which 7,535,580 are directly owned by
                    BCP II,  892,212 are directly  owned by BFF II,  473,232 are directly  owned by BFF II-A and 126,600  shares are directly owned  by  BMF II.  Gurley  is a  member  of  BCMC  II,  the general  partner of BCP II, BFF II, BFF II-A and BMF II, and may be  deemed  to have  shared  power to  dispose  of these shares.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   9,031,534
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   21.65%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

CUSIP NO. 26861P107                                          PAGE 10 OF 20 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Kevin R. Harvey ("Harvey")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
     NUMBER OF      3,910 shares
      SHARES        ------------------------------------------------------------
    BENEFICIALLY 6  SHARED VOTING POWER
     OWNED BY       9,027,624  shares,  of which 7,535,580 are directly owned by
       EACH         BCP II,  892,212 are directly  owned by BFF II,  473,232 are
     REPORTING      directly  owned by BFF II-A and 126,600  shares are directly
      PERSON        owned  by  BMF II.  Harvey  is a  member  of  BCMC  II,  the
       WITH         general  partner of BCP II, BFF II, BFF II-A and BMF II, and may be deemed to have shared power to vote these
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    3,910 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    9,027,624  shares,  of which 7,535,580 are directly owned by
                    BCP II,  892,212 are directly  owned by BFF II,  473,232 are directly  owned by BFF II-A and 126,600  shares are directly owned  by  BMF II.  Harvey  is a  member  of  BCMC  II,  the general  partner of BCP II, BFF II, BFF II-A and BMF II, and may be  deemed  to have  shared  power to  dispose  of these shares.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   9,031,534
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   21.65%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

CUSIP NO. 26861P107                                          PAGE 11 OF 20 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Robert C. Kagle ("Kagle")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
     NUMBER OF      3,910 shares
      SHARES        ------------------------------------------------------------
    BENEFICIALLY 6  SHARED VOTING POWER
     OWNED BY       9,027,624  shares,  of which 7,535,580 are directly owned by
       EACH         BCP II,  892,212 are directly  owned by BFF II,  473,232 are
     REPORTING      directly  owned by BFF II-A and 126,600  shares are directly
      PERSON        owned  by  BMF II.  Kagle  is  a  member  of  BCMC  II,  the
       WITH         general  partner of BCP II, BFF II, BFF II-A and BMF II, and may be deemed to have shared power to vote these
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    3,910 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    9,027,624  shares,  of which 7,535,580 are directly owned by
                    BCP II,  892,212 are directly  owned by BFF II,  473,232 are directly  owned by BFF II-A and 126,600  shares are directly owned  by  BMF II.  Kagle  is  a  member  of  BCMC  II,  the general  partner of BCP II, BFF II, BFF II-A and BMF II, and may be  deemed  to have  shared  power to  dispose  of these shares.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   9,031,534
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   21.65%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

CUSIP NO. 26861P107                                          PAGE 12 OF 20 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Andrew S. Rachleff ("Rachleff")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
     NUMBER OF      3,910 shares
      SHARES        ------------------------------------------------------------
    BENEFICIALLY 6  SHARED VOTING POWER
     OWNED BY       9,027,624  shares,  of which 7,535,580 are directly owned by
       EACH         BCP II,  892,212 are directly  owned by BFF II,  473,232 are
     REPORTING      directly  owned by BFF II-A and 126,600  shares are directly
      PERSON        owned by BMF II.  Rachleff is  a  member  of  BCMC  II,  the
       WITH         general  partner of BCP II, BFF II, BFF II-A and BMF II, and may be deemed to have shared power to vote these
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    3,910 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    9,027,624  shares,  of which 7,535,580 are directly owned by
                    BCP II,  892,212 are directly  owned by BFF II,  473,232 are directly  owned by BFF II-A and 126,600  shares are directly owned  by  BMF II. Rachleff is a  member  of  BCMC  II,  the general  partner of BCP II, BFF II, BFF II-A and BMF II, and may be  deemed  to have  shared  power to  dispose  of these shares.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   9,031,534
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   21.65%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

CUSIP NO. 26861P107                                          PAGE 13 OF 20 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Steven M. Spurlock ("Spurlock")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
     NUMBER OF      0 shares
      SHARES        ------------------------------------------------------------
    BENEFICIALLY 6  SHARED VOTING POWER
     OWNED BY       9,027,624  shares,  of which 7,535,580 are directly owned by
       EACH         BCP II,  892,212 are directly  owned by BFF II,  473,232 are
     REPORTING      directly  owned by BFF II-A and 126,600  shares are directly
      PERSON        owned by BMF II.  Spurlock is  a  member  of  BCMC  II,  the
       WITH         general  partner of BCP II, BFF II, BFF II-A and BMF II, and may be deemed to have shared power to vote these
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    9,027,624  shares,  of which 7,535,580 are directly owned by
                    BCP II,  892,212 are directly  owned by BFF II,  473,232 are directly  owned by BFF II-A and 126,600  shares are directly owned  by  BMF II. Spurlock is a  member  of  BCMC  II,  the general  partner of BCP II, BFF II, BFF II-A and BMF II, and may be  deemed  to have  shared  power to  dispose  of these shares.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   9,027,624
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   21.64%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

ITEM 1(A).  NAME OF ISSUER

            E-Loan, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            5875 Arnold Road, Suite 100
            Dublin, California  94568

ITEM 2(A).  NAME OF PERSONS FILING

            This Statement is filed by Benchmark Capital Partners II, L.P., a Delaware limited partnership ("BCP II"), Benchmark Founders' Fund II, L.P., a Delaware limited partnership ("BFF II"), Benchmark Founders' Fund II-A, L.P., a Delaware limited liability partnership ("BFF II-A"), Benchmark Members' Fund II, L.P., a Delaware limited liability partnership ("BMF II"), Benchmark Capital Management Co. II, L.L.C., a Delaware limited liability company ("BCMC II"), and David M. Beirne ("Beirne"), Bruce W. Dunlevie ("Dunlevie"), J. William Gurley ("Gurley"), Kevin R. Harvey ("Harvey"), Robert C Kagle ("Kagle"), Andrew S. Rachleff ("Rachleff") and Steven M.
            Spurlock ("Spurlock"), the members of BCMC II. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

            BCMC II, the general partner of BCP II, BFF II, BFF II-A and BMF II, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by BCP II, BFF II, BFF II-A and BMF II. Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock are members of BCMC II and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by BCP II, BFF II, BFF II-A and BMF II.

ITEM 2(B).  ADDRESS OF PRINCIPAL OFFICE

            The address for each of the Reporting Persons is:

            Benchmark Capital
            2480 Sand Hill Road, Suite 200
            Menlo Park, California  94025

ITEM 2(C)   CITIZENSHIP

            BCP II, BFF II, BFF II-A and BMF II are Delaware limited partnerships. BCMC II is a Delaware limited liability company. Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock are United States citizens.

ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

            Common Stock
            CUSIP # 26861P107

ITEM 3.     Not Applicable

ITEM 4.     OWNERSHIP

            The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1999:

                                                                   Page 15 of 20
            (a)   Amount beneficially owned:

                  See Row 9 of cover page for each Reporting Person.

            (b)   Percent of Class:

                  See Row 11 of cover page for each Reporting Person.

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:

                        See Row 5 of cover page for each Reporting Person.

                  (ii)  Shared power to vote or to direct the vote:

                        See Row 6 of cover page for each Reporting Person.

                  (iii) Sole power to dispose or to direct the disposition of:

                        See Row 7 of cover page for each Reporting Person.

                  (iv)  Shared power to dispose or to direct the disposition of:

                        See Row 8 of cover page for each Reporting Person.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Under certain circumstances set forth in the limited partnership agreements of BCP II, BFF II, BFF II-A and BMF II, and the limited liability company agreement of BCMC II, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable

ITEM 10.    CERTIFICATION.

            Not applicable

                                                                   Page 16 of 20
                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 10, 2000        BENCHMARK CAPITAL PARTNERS II, L.P.,
                                a Delaware Limited Partnership

                                By: Benchmark Capital Management Co. II, L.L.C.,
                                    a Delaware Limited Liability Company
                                    Its General Partner

                                By: /s/ Steven M. Spurlock
                                    --------------------------------------------
                                    Steven M. Spurlock
                                    Member


                                BENCHMARK FOUNDERS' FUND II, L.P.,
                                a Delaware Limited Partnership

                                By: Benchmark Capital Management Co. II, L.L.C.,
                                    a Delaware Limited Liability Company
                                    Its General Partner

                                By: /s/ Steven M. Spurlock
                                    --------------------------------------------
                                    Steven M. Spurlock
                                    Member


                                BENCHMARK FOUNDERS' FUND II-A, L.P.,
                                a Delaware Limited Partnership

                                By: Benchmark Capital Management Co. II, L.L.C.,
                                    a Delaware Limited Liability Company
                                    Its General Partner

                                By: /s/ Steven M. Spurlock
                                    --------------------------------------------
                                    Steven M. Spurlock
                                    Member


                                BENCHMARK MEMBERS' FUND II, L.P.,
                                a Delaware Limited Partnership

                                By: Benchmark Capital Management Co. II, L.L.C.,
                                    a Delaware Limited Liability Company
                                    Its General Partner

                                By: /s/ Steven M. Spurlock
                                    --------------------------------------------
                                    Steven M. Spurlock
                                    Member

                                   BENCHMARK CAPITAL MANAGEMENT CO. II, L.L.C., a Delaware Limited Liability Company

                                   By: /s/ Steven M. Spurlock
                                       -----------------------------------------
                                       Steven M. Spurlock
                                       Member


                                   DAVID M. BEIRNE

                                   By: /s/ David M. Beirne
                                       -----------------------------------------
                                       David M. Beirne


                                   BRUCE W. DUNLEVIE

                                   By: /s/ Bruce W. Dunlevie
                                       -----------------------------------------
                                       Bruce W. Dunlevie


                                   J. WILLIAM GURLEY

                                   By: /s/ J. William Gurley
                                       -----------------------------------------
                                       J. William Gurley


                                   KEVIN R. HARVEY

                                   By: /s/ Kevin R. Harvey
                                       -----------------------------------------
                                       Kevin R. Harvey


                                   ROBERT C. KAGLE

                                   By: /s/ Robert C. Kagle
                                       -----------------------------------------
                                       Robert C. Kagle


                                   ANDREW S. RACHLEFF

                                   By: /s/ Andrew S. Rachleff
                                       -----------------------------------------
                                       Andrew S. Rachleff


                                   STEVEN M. SPURLOCK

                                   By: /s/ Steven M. Spurlock
                                       -----------------------------------------
                                       Steven M. Spurlock

                                  EXHIBIT INDEX
                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------
Exhibit A:  Agreement of Joint Filing                                   19

                                    Exhibit A

                            Agreement of Joint Filing

     The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of E-Loan Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 10, 2000        BENCHMARK CAPITAL MANAGEMENT CO. II, L.L.C.,
                                a Delaware Limited Liability Company

                                By: /s/ Steven M. Spurlock
                                    --------------------------------------------
                                    Steven M. Spurlock
                                    Member

February 10, 2000               BENCHMARK CAPITAL PARTNERS II, L.P.,
                                a Delaware Limited Partnership

                                By: Benchmark Capital Management Co. II,
                                    L.L.C., a Delaware Limited Liability
                                    Company
                                    Its General Partner

                                By: /s/ Steven M. Spurlock
                                    --------------------------------------------
                                    Steven M. Spurlock
                                    Member


February 10, 2000               BENCHMARK FOUNDERS' FUND II, L.P.,
                                a Delaware Limited Partnership

                                By: Benchmark Capital Management Co. II, L.L.C.,
                                    a Delaware Limited Liability Company
                                    Its General Partner

                                By: /s/ Steven M. Spurlock
                                    --------------------------------------------
                                    Steven M. Spurlock
                                    Member


February 10, 2000               BENCHMARK FOUNDERS' FUND II-A, L.P.,
                                a Delaware Limited Partnership

                                By: Benchmark Capital Management Co. II, L.L.C.,
                                    a Delaware Limited Liability Company
                                    Its General Partner

                                By: /s/ Steven M. Spurlock
                                    --------------------------------------------
                                    Steven M. Spurlock
                                    Member

February 10, 2000               BENCHMARK MEMBERS' FUND II, L.P.,
                                a Delaware Limited Partnership

                                By: Benchmark Capital Management Co. II, L.L.C.,
                                    a Delaware Limited Liability Company
                                    Its General Partner

                                By: /s/ Steven M. Spurlock
                                    --------------------------------------------
                                    Steven M. Spurlock
                                    Member

February 10, 2000               By: /s/ David M. Beirne
                                    --------------------------------------------
                                    David M. Beirne


February 10, 2000               By: /s/ Bruce W. Dunlevie
                                    --------------------------------------------
                                    Bruce W. Dunlevie


February 10, 2000               By: /s/ J. William Gurley
                                    --------------------------------------------
                                    J. William Gurley


February 10, 2000               By: /s/ Kevin R. Harvey
                                    --------------------------------------------
                                    Kevin R. Harvey


February 10, 2000               By: /s/ Robert C. Kagle
                                    --------------------------------------------
                                    Robert C. Kagle


February 10, 2000               By: /s/ Andrew S. Rachleff
                                    --------------------------------------------
                                    Andrew S. Rachleff


February 10, 2000               By: /s/ Steven M. Spurlock
                                    --------------------------------------------
                                    Steven M. Spurlock